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                                                                    Exhibit 5.1

                      Oppenheimer Wolff & Donnelly LLP

                              January 4, 2000

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a registration statement on Form S-8 relating to the sale by the Company from time to time of up to 86,000 shares (the "Shares") of common stock, par value $.20 per share, of the Company. The Shares will be issuable under the ADC/NVISION Share Option Plan (the "Plan").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Plan.

      Very truly yours,

      Oppenheimer Wolff & Donnelly LLP

      /s/ Oppenheimer Wolff & Donnelly LLP